Exhibit 99.1

News Release

Contact:
Investor Relations
(281) 776-7575
ir@tailoredbrands.com

For Immediate Release	Julie MacMedan,
VP, Investor Relations
Tailored Brands, Inc.

TAILORED BRANDS PROVIDES COVID-19 BUSINESS UPDATE

FREMONT, CA – March 17, 2020 – Tailored Brands, Inc. (NYSE: TLRD) today announced that in response to the coronavirus and to protect the health and safety of our customers, employees and the communities we serve, we will temporarily close our retail locations in the U.S. and Canada starting Tuesday, March 17 through Saturday, March 28, 2020. Store employees will be paid for scheduled hours during this time period.

“The safety and well-being of our employees, our customers, and our communities is our utmost priority,” said Tailored Brands President and CEO Dinesh Lathi. “We will continue to pay our store employees during the closure. We have also taken measures to ensure our non-store employees can work from home so that they can follow public health guidelines in order to stay healthy and safe, and to do our part to prevent the spread of the coronavirus.”

Lathi added, “We will continue to serve our customers, both through our online business and with limited store services to ensure they are able to pick up merchandise previously ordered for in-store pick-up.”

The Company noted that:

•	Customers can continue to shop online as usual. Our e-commerce businesses at menswearhouse.com and josbank.com are not affected by the store closures.

•	Rental and ship-to-store orders will be accommodated to the extent possible given the evolving landscape. Where possible, we are maintaining a reduced workforce at our stores to facilitate order pick-up. If an order is available for pick-up, a store associate will contact the customer directly to arrange an appointment.

•	We will work with customers as their plans evolve. If an event is postponed for any reason, we will maintain order details and measurements, so the order can be reactivated with a simple phone call whenever the event is rescheduled. If an event is cancelled, customers can choose a gift card and an additional 20% discount for future use, or a full refund.

We will re-evaluate the situation as new facts and circumstances warrant, relying on guidance from the CDC, WHO and local health authorities to determine when we will reopen our stores.

About Tailored Brands, Inc.

Tailored Brands is a leading omni-channel specialty retailer of menswear, including suits, formalwear and a broad selection of business casual offerings. We help our customers look and feel their best by delivering personalized products and services through our convenient network of stores and e-commerce sites. Our brands include Men's Wearhouse, Jos. A. Bank, Moores Clothing for Men and K&G.

For additional information on Tailored Brands, please visit the Company’s websites at www.tailoredbrands.com, www.menswearhouse.com, www.josbank.com, www.mooresclothing.com, and www.kgstores.com.

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